Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-142261) pertaining to the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan and (Form S-8 No. 333-142260) pertaining to the Pine Photonics Communications Inc. 2000 Stock Plan of our report dated June 19, 2007, with respect to the consolidated financial statements of Opnext, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2007.
/s/ Ernst & Young LLP
New York, New York
June 19, 2007